Exhibit 99.1

Below is a Report to Shareholders delivered by of the Chairman of HomeFed Corporation at the Annual Meeting of Stockholders on July 9, 2003. Except for the historical information contained herein, certain information contained in this report includes forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits and expected consequences of the unit sales, land sales, development costs and other expenses. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see HomeFed's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 its Annual Report on Form 10-K for the year ended December 31, 2002 and its Proxy Statement for the Annual Meeting of Stockholders dated June 13, 2003. These forward-looking statements speak only as of the date hereof. HomeFed disclaims any intent or obligation to update these forward-looking statements.

                             REPORT TO SHAREHOLDERS

           As Chairman of Homefed, I am pleased to provide you with a report on the events that have taken place since our last annual meeting on July 10, 2002. For the year ended December 31, 2002, HomeFed reported a net loss of $11.1 million on revenues of $13 million.

           The $11.1 million loss included a provision of $11.2 for environmental remediation. The remediation provision relates to 34 acres of land owned by the Company in the Otay Ranch Planning Area. The $11.2 million cost estimate may change after the final cost of clean up is determined. The Company intends to seek recovery from prior owners of part or all of the cost of the clean up according to federal and state environmental laws.

           For the period ending March 31, 2003 the Company had revenues of $7.4 million and earnings of $1.2 million.

           In a transaction with Leucadia National Corporation in October 2002, HomeFed effectively became the owner of 68% of the San Elijo Hills project. The consideration paid was comprised of $1 million in cash and 24.7 million newly issued shares, or about 30% of the HomeFed's outstanding common stock. HomeFed has been the development manager of this project since 1998, for which it had and will continue to receive management and overhead fees of 5.72% of the San Elijo Hills project revenues along with a 1% marketing fee from builder sales.

            You may be wondering what we purchased, since the accounting rules do a wonderful job of obscuring the economics of this transaction. Further complicating the transaction is that as development manager, we were previously entitled to much of the project's profits if we performed well. By purchasing

Leucadia's residual equity interest, we received $20 million of cash at the project to fund future development, 68% of all future net profits over and above the profit sharing fee we were already entitled to, and a stream (I hope) of future taxable income that can be sheltered from federal tax with our tax loss carryforwards. This transaction was negotiated and approved by an independent committee of the HomeFed Board chaired by Tim Considine.

           To the extent HomeFed has taxable income, including amounts from the San Elijo Hills project, it will be able to utilize its net operating loss carry forwards, which could otherwise expire unused, to reduce its federal tax cost. These carry forwards effectively reduce the HomeFed tax rate to 20% at the federal level for over $500 million of taxable income. Over time, this could result in federal tax savings of about $80 million, but we have to generate the income first.

           At San Elijo we estimate that 2509 dwelling units of the 3398 total are sold or pending sale. This leaves approximately 889 units to be developed and sold including 68 additional affordable housing units. We believe we will spend about $65 million on development to get these units ready for sale. Other than residential neighborhoods, additional land to be sold includes land in the town center for up to 150,000 square feet of retail development, a church and a daycare site and land for civic or public uses. There are two sites for elementary schools, which are under option to the local school district with specific exercise dates. If they are not purchased for current appraised values, we will market this land for residential use. We also intend to seek a use permit for development of a golf course.

           As we proceed to complete Phase 4, there are remaining entitlement issues to overcome which would allow us to sell and develop the remainder of the San Elijo Hills project. This process never ends. The issues that remain need to be worked out with the City of San Marcos. The process is always problematic but there is good precedent that the issues will be resolved in due course.

           During 2002, the Company's other major subsidiary, the Otay Land Company sold 85 acres of development land for $4.3 million after having received option payments of $1.1 million. Also, in accordance with a settlement agreement with the City of Chula Vista and a third party, Otay Land company was paid $2.5 million for 437 acres of land, the final price of which is subject to a mutually agreed condemnation proceeding initiated by the City as part of the settlement. Unless otherwise settled the condemnation is scheduled to go to trial in September where a jury will determine whether the value of the 437 acres is more than the $2.5 million or $5,776 an acre that has already been paid. We are hopeful. We continue to work with the City of Chula Vista and others to protect the open space mitigation plan that was conceived as a means of preserving open space during the development of the Otay Ranch General Plan Area. The settlement resulting in the condemnation proceeding was the result of our efforts to protect the value of our open space mitigation land by requiring developers to purchase mitigation land prior to development.

           At the end of 2002, Otay Land Company owned about 4,760 acres of which 1,430 acres were developable and 3,330 acres were designated as non-developable open space. In accordance with the Otay Ranch General Plan, each acre of development land can only be developed with a corresponding set aside of
1.188 acres of open space. Our mitigation land is available for sale to developers and others.

           In April of 2003, the Otay Land Company sold 1,445 acres of land in the Otay Ranch General Plan Area for $22.5 million to the California Wildlife Conservation Board for preservation of open space. The sale is expected to result in a pretax gain of $17.7 million. Approximately $12.9 million of the proceeds from this sale was used to retire the remaining amounts due Leucadia for its investment in Otay Land Company.

           Otay Land Company has submitted two General Plan Amendment Applications to the City of Chula Vista to increase its entitlements for Otay Valley from presently entitled units of approximately 2,800 units to 6,300 units. These applications are in conjunction with a citywide general plan amendment process initiated by the City of Chula Vista. The actual beginning of development of our land owned at Otay Ranch and final determination of entitlements is at least two years away with the course of development to take as long as a decade, which I hope will conclude on my 70th birthday.

           HomeFed owes Leucadia $26.5 million due on December 31, 2007 and has available from Leucadia a $10 million credit line which matures in 2007, which is not currently being used. As of March 31, HomeFed has cash and equivalents of $ 14.8 million on hand not including cash held by San Elijo. In the future, we expect to receive tax sharing payments from San Elijo (not all of which will be passed on to the IRS) plus distribution of profits less necessary reserves.

           As reported in the past few years, we are continuing to look at new development opportunities. Our experience has taught us that land development requires extraordinary amounts of time to work through the development and entitlement challenges. This necessitates finding land priced low from sellers that are realistic about price and terms. We will proceed cautiously.

           I want to thank Paul Borden and his team for a good job and especially Curt Noland who has deftly handled the sales of lots to our builders. Also thanks to Randy Goodson and Simon Malk for their hard effective work on our Otay Mesa assets and to Erin Ruhe for keeping the trains running on time.